                                                                    Exhibit 12.5


                              MediaOne Group, Inc.
     Statement Regarding Computation of Ratio of Earnings to Fixed Charges
                             (Dollars in Millions)
                                  (Unaudited)


                                        Three months       Year ended      Period ended
                                           ended          December 31,     December 31,
                                       March 31, 2002         2001           2000(a)
                                       --------------      ----------      -------------

Income before income taxes                  $181              $712

Add fixed charges                             24               180

Total earnings before income
 taxes and fixed charges                    $205              $892

Fixed Charges:

Interest expense                            $ 24              $180

Ratio of earnings to fixed
 charges                                     8.5               5.0               (b)

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(a)  Data is from date of acquisition on June 15, 2000 through December 31,
     2000.

(b) MediaOne's loss for the period ended December 31, 2000 was inadequate to cover fixed charges in the amount of $0.4 billion.